TO THE

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                  BEL FUSE INC.



         Pursuant to the provisions of Section 14A:9-2(2) and Section 14A:9-4(2), Corporations, General, of the New Jersey Statutes, the undersigned corporation executed the following Certificate of Amendment to its Restated Certificate of Incorporation:

         1. The name of the corporation is Bel Fuse Inc. (the "Corporation").

         2. On November 5, 1999, the Corporation's Board of Directors adopted a resolution declaring a dividend of one share of the Corporation's Class B Common Stock payable with respect to each share of the Corporation's Class A Common Stock and each share of the Corporation's Class B Common Stock outstanding as of the record date. The Board also approved on such date this amendment to the Corporation's Restated Certificate of Incorporation in accordance with N.J.S. 14A:7-15.1.

         3. The amendment to the Corporation's Restated Certificate of Incorporation will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares that remains unissued after the share dividend exceeding the percentage of authorized shares that was unissued before the share dividend.

         4. A total of 5,260,688 shares of the Corporation's Class B Common Stock, exclusive of treasury shares, were issued in connection with the dividend including 2,627,694 shares of Class B Common Stock issued with respect to the 2,627,694 shares of Class A Common Stock outstanding on the record date and 2,632,994 shares of Class B Common Stock issued with respect to the 2,632,994 shares of Class B Common Stock outstanding on the record date.

         5. The following amendment to the Certificate of Incorporation was approved by the Board of Directors:

                  "RESOLVED, that upon payment of the Dividend, Section 6.0 of
         Article VI of this Corporation's Restated Certificate of Incorporation shall be amended to provide as follows:

         Authorized Capital. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue shall be 41,000,000, consisting of 1,000,000 shares of preferred stock, without par value ("Preferred Stock"), and

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         40,000,000 shares of common stock, consisting of 10,000,000 shares of
         Class A Common Stock, par value $0.10 per share ("Class A Common Stock"), and 30,000,000 shares of Class B Common Stock, par value $0.10 per share ("Class B Common Stock" and, together with the Class A Common Stock, "Common Stock")."


         IN WITNESS WHEREOF, the undersigned Corporation has caused this certificate to be executed on its behalf by its duly authorized officer as of March 23, 2000.

                                          BEL FUSE INC.


                                          By: /s/ Colin Dunn
                                              ----------------------------------
                                              Colin Dunn, Vice President and CFO


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